EXHIBIT 4.5

Sale Agreement Bahuerachi Property

2

CDG INVESTMENTS INC.

(Vendor)

- and -

TYLER RESOURCES INC.

(Purchaser)

MINERAL CLAIM

PURCHASE AND SALE AGREEMENT

BAHUERACHI PROPERTY, MEXICO

DATE:  DECEMBER 12, 2003

MINERAL CLAIM PURCHASE AND SALE AGREEMENT

BAHUERACHI PROPERTY, MEXICO

THIS AGREEMENT made as of the 12th day of December, 2003

BETWEEN:

CDG INVESTMENTS INC., a body corporate incorporated under the laws of Alberta and having an office at Suite 500, 926-5th Avenue S.W., Calgary, Alberta, T2P 0N7

(the “Vendor”)

-

and –

TYLER RESOURCES INC., a body corporate incorporated under the laws of Alberta and having an office at Suite 500, 926-5th Avenue S.W., Calgary, Alberta, T2P 0N7

(the “Purchaser”)

WHEREAS the Vendor has agreed to sell the Assets to the Purchaser and the Purchaser has agreed to purchase the Assets from the Vendor on the terms and conditions set forth herein;

NOW THEREFORE in consideration of the premises and the mutual covenants and warranties herein contained, the parties agree as follows:

ARTICLE I  – INTERPRETATION

1.1

Definitions.  In this Agreement the following terms have the following meanings unless otherwise provided or the context otherwise requires:

(a)

"Acquisition" means the acquisition of the Assets upon the terms set forth in this Agreement;

(b)

"Affiliates" has the meaning ascribed thereto in the Securities Act (Alberta);

(c)

"Agreement" means this Purchase and Sale Agreement, including the recitals hereto and any Schedules;

(d)

"Assets" means both the Vendor’s 40% interest in the Mineral Claims and shares of, or entitlement to shares of Recursos Tyler S.A. de C.V.;

(e)

"Business Day" means a day other than Saturday, Sunday or a statutory holiday in Calgary, Alberta;

(f)

"Closing" means the transfer of title to the Assets, the payment by the Purchaser of the Purchase Price and the delivery of all documents required hereby;

(g)

“Closing Date” means the date upon which Closing occurs, which date will, subject to the terms of this Agreement, be as agreed in writing by the Vendor and the Purchaser;

(h)

"Closing Time" means 9:00 a.m. (Calgary time) on the Closing Date or such other time as may be mutually agreed to by the Parties;

(i)

"Environmental Liabilities" means all Losses and Liabilities pertaining to the Assets in respect of the environment, whether or not caused by a breach of the Regulations and whether or not resulting from operations conducted with respect to the Assets, including Losses and Liabilities related to:

(i)

the transportation, storage, use or disposal of toxic or hazardous substances or hazardous, dangerous or non-dangerous mining substances or waste,

(ii)

the release, spill, escape or emission of toxic or hazardous substances,

(iii)

any other pollution or contamination of the surface, substrate, soil, air, ground water, surface water or marine environments, and

(iv)

any obligations imposed by the Regulations to protect the environment or to rectify environmental problems;

(j)

"Escrow Agreement" means an escrow agreement, in the form prescribed by the TSXVE, to be entered into by the Vendor, the Purchaser and the registrar and transfer agent for the Tyler Shares, if so required by the TSXVE;

(k)

“Effective Date” means November 12, 2003;

(l)

"GST" means the goods and services tax provided for under the Excise Tax Act (Canada), as amended, and the regulations thereunder, or any successor or parallel federal or provincial legislation that imposes a tax on the recipient of goods and services;

(m)

“Historical Activities” means all activities, work and operations carried out by any Third Party prior to the Effective Date and on or with respect to the lands falling within the boundaries of the Mineral Claims;

(n)

"Historical Data" means any and all information, data, maps, drill logs, assay results, and reports (both factual and interpretative) with respect to any exploration, mining or other operations carried out by Third Parties on or with respect to the ground now comprised within the Mineral Claims;

(o)

“Historical Liabilities” means any Losses and Liabilities, including Environmental Liabilities, arising as a result or consequence of, or in connection with or directly or indirectly related to, Historical Activities;

(p)

"Losses and Liabilities" means all claims, liabilities, actions, proceedings, demands, losses, costs, penalties, fines, damages and expenses which may be sustained or incurred by any of a Party, its directors, officers, agents and employees, including reasonable legal fees and disbursements on a solicitor and its own client basis;

(q)

"Minerals" means any minerals (as defined under the applicable Regulations) derived from the Properties;

(r)

“Mineral Claims” means the mineral claims described in Schedule “A” attached hereto;

(s)

"Party" means a party to this Agreement;

(t)

"Person" means an individual, firm, body corporate, partnership or other legal entity, as the case may be;

(u)

"Place of Closing" means the place where Closing will occur and will be the offices of the Vendor located at Suite 500, 926-5th Avenue S.W., Calgary, Alberta, T2P 0N7;

(v)

"Purchase Price" has the meaning ascribed thereto in section 2.02;

(w)

“Recursos Tyler S.A. de C.V.” means the Mexican corporation through which the Parties hold their interest in the Mineral Claims;

(x)

"Regulations" means all statutes, laws, rules, orders, directives and regulations in effect from time to time and made by governments or governmental agencies having jurisdiction over the Assets or the Parties;

(y)

"Right of First Refusal" means a right of first refusal, pre-emptive right of purchase or similar right whereby a Third Party has the right to acquire or purchase a portion of the Assets as a consequence of the Vendor having agreed to sell or dispose of the Assets to the Purchaser in accordance with the terms of this Agreement;

(z)

"Tax Act" means the Income Tax Act (Canada), as amended from time to time;

(aa)

"Third Party" means any individual or entity other than the Vendor and the Purchaser, or an Affiliate of either Party, including any partnership, corporation, trust, unincorporated organization, union, government and any department or agency thereof and any heir, executor, administrator or other legal representative of an individual;

(bb)

“Transfer” means any disposition of any interest by any means whatsoever, including, without limitation, a sale, conveyance, exchange, transfer, assignment, gift, lien, charge, pledge, hypothecation, grant of security interest, mortgage, alienation or other transaction, whether voluntary, involuntary or by operation of law, whether in whole or in part, by which the legal or beneficial ownership of, or any security interest or other interest in this Agreement or the Assets, passes from one person to another, or to the same person in a different capacity, whether or not for value, and “to Transfer” and “Transferred” and similar expressions have corresponding meanings; and

(cc)

“TSXVE” means  the TSX Venture Exchange, Inc. or any successor thereto.

(dd)

"Tyler Shares" means common voting shares in the capital stock of the Purchaser;

1.2

Schedules.  The following are the Schedules attached to and forming part of this Agreement:

Schedule "A"

Mineral Claims

Schedule "B"

Joint Venture Agreement

1.3

References and Interpretation.  Unless otherwise stated or the context otherwise requires:

(a)

words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders;

(b)

the division of this Agreement into Articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement;

(c)

the references "hereunder", "herein", and "hereof" refer to the provisions of this Agreement, and references to "Article", "section", "subsection", "paragraph" or "subparagraph" herein refer to the specified Article, section, subsection; paragraph or subparagraph of this Agreement;

(d)

a capitalized derivative of a defined term will have a corresponding meaning;

(e)

whenever a general description of a matter or thing is stated to "include" a specific item or list of items, the specific item or list of items will not be interpreted as an exhaustive list of the items covered by the general description;

(f)

all references herein to currency are references to currency of Canada; and

(g)

any reference to days refers to calendar days unless the reference is to Business Days, and if the phrase "within", "at least" or "not later than" is used with reference to a specific number of days or Business Days, the day of receipt of the relevant notice will be excluded and the day of the relevant response or event will be included in determining the relevant time period.  However, if the time for doing any act expires on a day that is not a Business Day, the time for doing that act will be extended to the next Business Day.

1.4

Interpretation If Closing Does Not Occur.  If Closing does not occur, each provision of this Agreement which presumes that the Purchaser has acquired the Assets will be construed as having been contingent upon Closing having occurred.

1.5

Conflicts.  If there is any conflict or inconsistency between a provision of the body of this Agreement and that of a Schedule or a conveyance document, the provision of the body of this Agreement will prevail.

ARTICLE II – SALE OF ASSETS AND RELATED MATTERS

2.1

Sale of Assets.

Upon the terms and subject to the conditions of this Agreement, the Vendor hereby agrees to sell, assign, transfer, convey and set over to the Purchaser, and the Purchaser hereby agrees to purchase from the Vendor, at the Closing Time, all of the right, title and interest of the Vendor in and to the Assets.

2.2

Consideration.

The total, aggregate consideration payable to the Vendor in exchange for the transfer of the Assets and performance by the Vendor of all of its obligations under this Agreement will be the issuance to the Vendor of the 13,336,000 Tyler Shares, each of which will be issued at a deemed price of $0.06 per Tyler Share (the “Purchase Price”), which consideration will be delivered on Closing.

2.3

GST and Taxes.  The Purchaser will also be solely liable for any and all sales and similar taxes imposed by provincial or federal legislation in respect of the purchase of the Assets pursuant hereto.  If the Vendor, as agent for the Crown, is required to collect such taxes, the Purchaser will pay the aggregate amount of such taxes to the Vendor at Closing.  The Vendor will remit such amount to the appropriate authorities in accordance with applicable legislation.  The Purchaser will also be solely liable for any and all income and other applicable taxes including IVA which may be payable to the Government of Mexico.

2.4

Acknowledgement of Resale Restrictions.  The Vendor hereby acknowledges and agrees that the Tyler Shares issued to the Vendor in satisfaction of the Purchase Price may be subject to restrictions on resale imposed by applicable securities laws and the TSXVE and that the certificate representing such Tyler Shares may be endorsed with a legend to such effect, which legend will be in such form as may be required by applicable securities laws and/or the TSXVE.  The Vendor agrees to comply with such resale restrictions and to file such documents as may be required to be filed by the Vendor under the applicable securities laws or by the TSXVE and to indemnify and hold harmless the Purchaser in respect of any non-compliance therewith.

2.5

Escrow.  To the extent required by the TSXVE, the Vendor will enter into the Escrow Agreement with respect to the Tyler Shares received by the Vendor in connection with the transactions contemplated by this Agreement.

2.6

Section 85 Rollover.  The Vendor and the Purchaser hereby agree that, if on the advice of its auditors, it is advantageous to the Purchaser to do so, the transfer of the Assets as contemplated hereby will be made pursuant to Section 85 of the Tax Act and the Purchaser agrees to file a joint election with the Vendor under Subsection 85(1) of the Tax Act, in the prescribed form and within the time referred to in Subsection 85(6) of the Tax Act, with an

2.7      agreed amount for the purposes of such election equal to such amount as may be determined by the Purchaser’s auditors.

ARTICLE III - CLOSING

3.1

The Closing.  The Closing will take place at the Closing Time at the Place of Closing.

3.2

Transfer of Possession.  The transfer of the Assets from the Vendor to the Purchaser and the assumption of the benefits, obligations and risks associated with the Assets by the Purchaser will be effective as of the completion of the Closing.

3.3

Deliveries at Closing.

(a)

At Closing, the Vendor will deliver and table the following:

(i)

certified copies of:

(A)

a resolution of the board of directors of the Vendor approving the entering into of this Agreement and the completion of all transactions contemplated hereunder; and

(B)

all other instruments evidencing necessary action of the Vendor and of authorizations, if any, with respect to such matters;

(ii)

a certificate of status, compliance, good standing or like certificate with respect to the Vendor issued by the Registrar of Corporations (Alberta);

(iii)

copies of all required Third Party consents (if any) to disposition obtained by the Vendor prior to Closing with respect to the sale of the Assets to the Purchaser;

(iv)

the certificates described in subsections 6.02(a) and (b); and

(v)

such other items as may be specifically required hereunder.

(b)

At Closing, the Purchaser will deliver and table the following:

(i)

duly authorized share certificates or evidence of the issuance thereof (subject to delivery requirements pursuant to the Escrow Agreement) in respect of the 13,336,000 Tyler Shares issuable pursuant to Section 2.02;

(ii)

the certificates described in subsections 6.01(a) and (b);

(iii)

copies, certified by a senior officer of the Purchaser, of:

(A)

resolutions of the board of directors of the Purchaser approving the entering into of this Agreement and agreement required

(B)

hereby and the completion of all transactions contemplated hereunder;

(C)

a resolution of the shareholders of the Purchaser approving the Agreement and the transactions contemplated hereby, and

(D)

all other instruments evidencing necessary action of the Purchaser and of authorizations, if any, with respect to such matters;

(E)

a certificate of status, compliance, good standing or like certificate with respect to the Purchaser issued by the Registrar of Corporations (Alberta);

(iv)

a copy, certified by a senior officer of the Purchaser, of the letter(s) from the TSXVE accepting for filing this Agreement and the transactions contemplated hereby on behalf of the Purchaser; and

(v)

such other items as may be specifically required hereunder.

3.4

Registration of Conveyances.  The Purchaser will bear all costs, fees and deposits of every nature and kind incurred (whether by the Vendor or the Purchaser) in registering any conveyances, if any, and registering any further assurances required to convey the Assets to the Purchaser.

3.5

Post Closing.

Within 60 days of the Closing Date, the Purchaser will reimburse the Vendor for payments made by the Vendor for property payments to Luis Palafox and other payments for property taxes or similar payments necessary to maintain the property in good standing, made between the Effective Date and the Closing Date.

ARTICLE IV  - REPRESENTATIONS AND WARRANTIES

4.1

Representations and Warranties of the Vendor.  The Vendor makes the following representations and warranties to the Purchaser with respect to itself and the Assets and acknowledges that the Purchaser is relying thereupon:

(a)

Corporate Status.

The Vendor is a corporation duly incorporated and validly existing and in good standing under the laws of the Province of Alberta.  The Vendor has all necessary corporate power to acquire, hold and dispose of the Mineral Claims and to conduct its business as presently conducted and is duly authorized, qualified and licensed to conduct its business as presently conducted.

(b)

Requisite Authority.  The Vendor has the requisite capacity, power and authority to execute this Agreement and all other agreements and instruments contemplated hereby, and to perform its obligations hereunder and thereunder;

(c)

No Conflict.  The execution and delivery of this Agreement, and the completion of the sale of the Assets in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with:

(i)

any term or provision of the articles, bylaws or other governing documents of the Vendor;

(ii)

any agreement, instrument, permit or authority to which the Vendor is a Party or by which the Vendor is bound; or

(iii)

any law, statute, rule or regulation or any judicial order, award, judgment or decree applicable to the Vendor or the Assets;

(d)

Execution And Enforceability.  The Vendor has taken all actions necessary to authorize the execution and delivery of this Agreement and all other agreements and instruments contemplated hereby, and, as of the Closing Time, the Vendor will have taken all actions necessary to authorize and complete the sale of the Assets in accordance with the provisions of this Agreement.  This Agreement and all other agreements and instruments contemplated hereby, have been validly executed and delivered by the Vendor, and this Agreement does and all other agreements and instruments executed and delivered on behalf of the Vendor hereunder will constitute valid and binding obligations of the Vendor enforceable in accordance with their respective terms and conditions, subject to laws affecting creditors rights generally and the discretionary nature of equitable remedies;

(e)

Title to Assets.  Except as disclosed in this Agreement, the Vendor has clear and unencumbered title to the Assets;

(f)

Quiet Enjoyment.  Except as disclosed in this Agreement and subject to applicable Regulations, the Purchaser, from and after the Closing Time, may take possession of and use the Assets for its own use and benefit without any interruption by the Vendor or any person claiming through or under the Vendor;

(g)

Residency.  The Vendor is not a non-resident of Canada within the meaning of the Tax Act;

(h)

Finders' Fees.  The Vendor has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the sale of the Assets for which the Purchaser will have any obligation or liability;

(i)

Claims.  Except as disclosed in this Agreement, there are no existing or, to the Vendor’s knowledge, pending or threatened, proceedings, actions or lawsuits against or with respect to the Assets;

(j)

Prepaid Obligations.  The Vendor is not obligated by virtue of a prepayment, or other arrangement under any contract to make any production payment or to deliver Minerals produced from the Mineral Claims to any Third Party at any future time without receiving in due course (and being entitled to retain) full payment therefore at current market prices or contract prices;

(k)

Reduction of Interests.  Except as disclosed in this Agreement, the Vendor’s interest in the Mineral Claims is not subject to reduction through any right or interest granted or election made by, through or under it or of which Vendor has knowledge;

(l)

Right of First Refusal.  No Person has any Right of First Refusal in respect of the Assets;

(m)

Financial Commitments.  In respect of the Mineral Claims, except pursuant to applicable Regulations, there are no financial commitments of the Vendor which are due as of the date hereof or which may become due by virtue of matters occurring or arising prior to the date hereof, other than usual operating expenses incurred in the normal conduct of operations; and

(n)

Environmental Matters.  The Vendor has not received, nor is it aware of:

(i)

any orders or directives under any statute, law, rule, order or regulation which relate to environmental matters and which require any work, repairs, construction or capital expenditures with respect to the Assets, where such orders or directives have not been complied with in all material respects; or

(ii)

any demand or notice issued under any statute, law, rule, order or regulation with respect to the breach of any environmental, health or safety law applicable to the Assets, including any statute, law, rule, order or regulation respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding at the date hereof;

except as have been specifically disclosed by the Vendor by written notice to the Purchaser prior to the date hereof.

4.2

Representations and Warranties of the Purchaser.  The Purchaser makes the following representations and warranties and acknowledges that the Vendor is relying thereupon:

(a)

Corporate Status.  It is, and at the Closing Time will be, duly incorporated, validly subsisting and in good standing under the laws of the Province of Alberta.  The Purchaser has all necessary corporate power to acquire and hold the Mineral Claims and to carry out exploration and development of mineral properties in Mexico;

(b)

Requisite Authority.  It has the requisite capacity, power and authority to execute this Agreement and all other agreements and instruments contemplated hereby, and to perform its obligations hereunder and thereunder;

(c)

No Conflict.  The execution and delivery of this Agreement and all other agreements and instruments contemplated hereby, and the completion of the sale of the Assets in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with:

(i)

any term or provision of its articles, bylaws or other governing documents;

(ii)

any agreement, instrument, permit or authority to which it is a party or by which it is bound; or

(iii)

any law, statute, rule or regulation or any judicial order, award, judgment or decree applicable to it or the Assets;

(d)

Execution And Enforceability.  The Purchaser has taken all actions necessary to authorize the execution and delivery of this Agreement and all other agreements and instruments contemplated hereby and, as at the Closing Time, it will have taken all actions necessary to authorize and complete the purchase of the Assets in accordance with the provisions of this Agreement.  This Agreement and all other agreements and instruments contemplated hereby have been validly executed and delivered by it, and this Agreement and all other agreements and instruments executed and delivered on its behalf hereunder will constitute its valid and binding obligations enforceable in accordance with their respective terms and conditions, subject to laws affecting creditors rights generally and the discretionary nature of equitable remedies;

(e)

Authorized Capital.  The authorized capital of the Purchaser consists of an unlimited number of common voting shares, of which 38,294,939 are issued and outstanding and an unlimited number of preferred shares, of which none are issued and outstanding as of the Effective Date;

(f)

Obligations to Issue Tyler Shares.  As at the Effective Date, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements, commitments, obligations or privileges capable of becoming an agreement or option for the allotment or issuance of any of the unissued shares in the capital stock of the Purchaser, except for:

(i)

incentive stock options held by directors, officers, employees and consultants to purchase up to 1,285,000 Tyler Shares at a price of $0.10 per share until January 23, 2006 and up to 75,000 Tyler Shares at a price of $0.12 until January 29, 2007, and

(ii)

1,000,000 warrants are outstanding at a price of $0.10 per share and an expiry date of December 2, 2004, and

(iii)

pursuant to the terms of a letter agreement with 4763 NWT Ltd. to acquire the Keni property in Nunavut, Tyler must issue 50,000 Tyler Shares in each of March 2005 and March 2006 as property payment;

(g)

Reporting Issuer.  The Purchaser is a reporting issuer under the Securities Act (Alberta, British Columbia, Ontario and Quebec) and is not in default of any requirement of securities or corporate laws, regulations, orders, notices and policies;

(h)

Listing.  The issued and outstanding Tyler Shares are listed and posted for trading on the TSXVE and it is not in default of any of the requirements, rules, or policies of the TSXVE;

(i)

Shares to be Fully Paid.  Upon the issuance thereof to the Vendor, the Tyler Shares will have been duly and validly authorized, allotted and issued to the Vendor and will be outstanding as fully paid and non-assessable and not subject to any encumbrances arising by, through or under the Purchaser or any restrictions on transfer other than pursuant to applicable securities laws and the provisions of the Escrow Agreement; and

(j)

Approvals.  Other than any approvals, consents or acceptances which are preconditions to the Closing, no approvals, consents or acceptances are required to be obtained by the Purchaser to permit the purchase of the Assets, the issuance of the Tyler Shares and the other transactions contemplated by this Agreement.

4.3

Acknowledgement by the Purchaser of Historical Activities. The Purchaser acknowledges that certain of the Mineral Claims are the site of prior mining and mineral processing activities conducted by Third Parties unrelated to the Vendor, that the Vendor specifically makes no representations or warranties as to the existence, absence or status of any Historical Liabilities, whether existing, contingent or potential, known or unknown, determinable or indeterminate, and that the responsibility for any Historical Liabilities lies solely with the Purchaser.

ARTICLE V – SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1

Survival of Representations and Warranties.  Except where a time is specified therein, the representations and warranties in Article IV are true at the Effective Date and at the Closing Time, and such representations and warranties will continue in full force and effect and will survive the Closing for a period of 12 months for the benefit of the Party for whose benefit such representations and warranties were made.  In the absence of fraud, however, no claim or action will be commenced with respect to a breach of any such representation or warranty unless within such period, written notice specifying such breach in reasonable detail has been provided to the Party which made such representation or warranty.  Nothing in this Agreement will preclude a Party that made such a representation or warranty from offering as a possible defence that the other Party did not, in fact, rely to its detriment on the representation or warranty alleged by it to have been breached.

5.2

No Merger.  The representations and warranties in Article IV will be deemed to apply to all assignments, conveyances, transfers and other documents conveying any of the Assets from the Vendor to the Purchaser.  There will not be any merger of any such representations or warranties in such assignments, conveyances, transfers or other documents, notwithstanding any rule of law, equity or statute to the contrary, and all such rules are hereby waived.

ARTICLE VI – CONDITIONS OF CLOSING

6.1

The Vendor's Conditions.  The obligation of the Vendor under this Agreement to consummate the transactions contemplated hereby is, at the option of the Vendor, subject to the following conditions:

(a)

Accuracy of Representations and Warranties.  The Purchaser's representations and warranties herein contained were true when made and have continued to be true in all material respects from the Effective Date to the Closing Time and are true in all material respects as of the Closing Time and the Purchaser has delivered to the Vendor a certificate dated as of the Closing Time signed by the Purchaser so certifying in such detail as the Vendor reasonably requests;

(b)

Performance of Agreements.  The Purchaser has performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Time and the Purchaser has delivered to the Vendor a certificate dated as of the Closing Time signed by the Purchaser so certifying in such detail as the Vendor reasonably requests;

(c)

Approvals and Consents.   All necessary director, shareholder, securities and regulatory approvals and acceptances and all Third Party consents (as required) have been obtained (including, without limitation, the acceptance for filing by the TSXVE of this Agreement and the transactions contemplated hereby);

(d)

Legal Matters.  All instruments and documents required to carry out the terms of this Agreement and to consummate the transactions contemplated hereby are in form and substance satisfactory to the Vendor, acting reasonably, and executed and delivered by the Purchaser and such other Third Parties as may be required;

(e)

Payment.  The Purchaser has delivered duly authorized share certificates or evidence of the issuance thereof (subject to the Escrow Agreement) in respect of the Tyler Shares issuable pursuant to Section 2.02;

(f)

Material Change.  There has not occurred any material adverse changes in the business, affairs or financial condition of the Purchaser except as may result from transactions contemplated by this Agreement;

(g)

Escrow and Conditions to Acceptance by TSXVE.  The terms of any escrow imposed by the TSXVE and reflected in the Escrow Agreement are no less favourable to the Vendor than the escrow terms prescribed by the TSXVE for a “Value Security Escrow Agreement” for a Tier 2 issuer, there are no conditions to the TSXVE's acceptance of this Agreement and the transactions contemplated hereby requiring a return of any of the Tyler Shares not previously released from escrow for cancellation upon a return of the Assets to the Vendor as contemplated hereunder and the TSXVE has not imposed any conditions on the Vendor, other than:

(i)

the execution and delivery of the Escrow Agreement and compliance with the terms thereof, and

(ii)

the submission by each director, officer and shareholder of the Vendor, or any individual to be nominated by the Vendor as a director of the Purchaser of a resume and completed TSXVE Personal Information Form, duly sworn, and a satisfactory review thereof by the TSXVE, as conditions of its acceptance for filing of this Agreement and the transactions contemplated hereby; and

(h)

Deliveries.  All of the items referred to in paragraph 3.03(b) have been completed or delivered by the Purchaser.

6.2

The Purchaser's Conditions.  The obligation of the Purchaser under this Agreement to consummate the transactions contemplated hereby is, at the option of the Purchaser, subject to the following conditions:

(a)

Accuracy of Representations and Warranties.  The Vendor's representations and warranties herein contained were true when made, have continued to be true in all material respects from the Execution Date to the Closing Time and are true in all material respects as of the Closing Time and the Vendor has delivered to the Purchaser a certificate dated as of the Closing Time signed by the Vendor so certifying in such detail as the Purchaser reasonably requests;

(b)

Performance of Agreements.  The Vendor has performed all obligations and Agreements and complied with all covenants and conditions contained in this agreement to be performed or complied with by it at or prior to the Closing Time and the Vendor has delivered to the Purchaser a certificate dated as of the Closing Time signed by the Vendor so certifying in such detail as the Purchaser reasonably requests;

(c)

Approvals and Consents.  All director, shareholder, securities and regulatory approvals and acceptances and all Third Party consents (as required) have been obtained (including, without limitation, the acceptance for filing by the TSXVE of this Agreement and the transactions contemplated hereby);

(d)

Legal Matters.  All instruments and documents required to carry out the terms of this Agreement and to consummate the transactions contemplated hereby will be in form and substance satisfactory to the Purchaser, acting reasonably, and executed and delivered by the Vendor;

(e)

Material Change.  There has not occurred any material adverse changes in the status of the Mineral Claims which, in the Purchaser’s reasonable opinion, would materially and adversely affect the value of the Mineral Claims, other than as consented to in writing by the Purchaser;

(f)

Personal Information.  The TSXVE has indicated that the directors and shareholders (if required) of the Vendor are acceptable to the TSXVE;

(g)

Clear Title.  Subject to the provisions of this Agreement, the Vendor has, in the sole opinion of the Purchaser, acting reasonably, clear, unencumbered and marketable title to the Mineral Claims;

(h)

Transaction.  From the date hereof to the Closing, the Vendor has not entered into any transaction or contract which, in the Purchaser's sole opinion, acting reasonably, would have a material effect on the Assets, excluding those transactions provided for herein and those transactions undertaken in the ordinary course of business, without first discussing and obtaining the written consent of Purchaser, such consent not to be unreasonably withheld; and

(i)

Deliveries.  All of the items referred to in paragraph 3.03(a) hereof have been completed or delivered by the Vendor.

ARTICLE VII - FORCE MAJEURE

7.1

Intervening Events.  No Party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (each an "Intervening Event") including, but not limited to, adverse weather conditions, environmental or first nations demonstrations, protests or access blockages, war, insurrection or other acts against a lawfully appointed or elected governing body, acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority, unusual or unforeseen delays in the granting or issuance of any necessary permits, licenses or consents or non-availability of labour, equipment, materials or transportation.

7.2

Effect of Force Majeure  A Party relying on the provisions of section 7.01 will promptly give written notice to the other Party of the particulars of the Intervening Event and all time limits imposed by this Agreement will be extended from the date of delivery of such notice by a period equivalent to the period of delay resulting from an Intervening Event.

7.3

Obligation to Deal with Force Majeure.  A Party relying on the provisions of section 7.01 will take all reasonable steps to eliminate any Intervening Event and, if possible, will perform its obligations under this Agreement as far as commercially practical, but nothing herein will require such Party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to carry out its obligations under this Agreement if an Intervening Event renders completion commercially impracticable.  A Party relying on the provisions of subsection 7.01 will give written notice to the other Party as soon as such Intervening Event ceases, or is deemed to cease to, exist.

7.4

Maximum Allowable Force Majeure Period.  No period of force majeure pursuant to any one Intervening Event may exceed:

(a)

in the case of an Intervening Event which arises from:

(i)

any governmental action or inaction,

(ii)

the application of any laws, rules, regulations or orders of any duly constituted governmental authority;

(iii)

unusual or unforeseen delays in the granting or issuance of any necessary permits, licenses or consents, or three (3) years; or

(b)

in the case of any other Intervening Event, one (1) year.

ARTICLE VIII  - FEES AND EXPENSES

8.1

The Purchaser.  The Purchaser will be responsible for its own legal, accounting, consulting and other fees with respect to the Acquisition and related transactions including, but not limited to, the following costs and expenses:

(a)

its own legal fees;

(b)

its own accounting fees, including the preparation of any required financial statements and the preparation and filing of the applicable forms pursuant to Section 85 of the Tax Act;

(c)

its own consulting fees;

(d)

fees for the preparation of this Agreement;

(e)

fees for the preparation of the information circular, if any, required to seek shareholder approval of the Acquisition and related matters;

(f)

costs in connection with the holding of the special shareholders' meeting, if any, (the "Special Shareholders' Meeting") to obtain shareholder approval of the Acquisition and related matters;

(g)

filing fees payable to the TSXVE in connection with its review of the Acquisition and all related matters;

(h)

listing fees payable to the TSXVE in connection with listing the Tyler Shares;

(i)

printing charges and mailing expenses relating to the information circular, if any, and the holding of the Special Shareholders' Meeting (if required); and

(j)

costs and expenses in connection with the preparation of any marketing plan, business plan, or management plan and any amendments thereto required by the TSXVE.

8.2

The Vendor.  The Vendor will be responsible for its own legal, accounting, consulting and other fees with respect to the transaction including, but not limited to, the following costs and expenses:

(a)

its own accounting fees, including in connection with the preparation of any required financial statements of the Vendor;

(b)

subject to subsection 8.01(d), its own legal fees including in connection with the preparation and review of this Agreement;

(c)

its own consulting fees; and

(d)

the fees and expenses incurred in respect of any Property Report or Valuation, if required by the TSXVE.

ARTICLE IX – TRANSFER PROVISIONS

9.1

No Transfer Prior To Closing.  No party may Transfer any of its interest in the Assets or this Agreement prior to Closing.

ARTICLE X -  MISCELLANEOUS

10.1  Partial Invalidity.  If any provision of this Agreement is held to be invalid, illegal or unenforceable, the invalidity, illegality or unenforceability will not affect any other provision of this Agreement and this Agreement will be construed as if the invalid, illegal or unenforceable provision had never been contained herein unless the deletion of the provision would result in such material change to cause the completion of the transactions contemplated herein to be unreasonable.

10.2  Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original instrument, and all counterparts together will constitute one and the same agreement.

10.3  Notice.  All notices, consents and other instruments which are required or may be given pursuant to this Agreement must be given in writing and delivered personally or by telecopy, in each case addressed as follows:

If to the Vendor:	To:	CDG Investments Inc. Suite 500, 926-5th Avenue S.W. Calglary, Alberta Canada T2P 0N7 Attention: James Devonshire, President Telecopier No.: 403-266-2606
If to the Purchaser:	To:	Tyler Resources Inc. Suite 500, 926-5th Avenue S.W. Calgary, Alberta Canada T2P 0N7 Attention: Jean Pierre Jutras, President Telecopy No.: 403-266-2606

or in accordance with the latest unrevoked instructions delivered by one Party to the other.  Any notice, direction or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered and, if sent by facsimile, be deemed to have been given or received on the day it was so sent unless it was sent:

(a)

on a day which is not a Business Day in the place to which it was sent; or

(b)

after 4:00 p.m. in the place to which it was sent,

in which cases it will be deemed to have been given and received on the next day which is a Business Day in the place it was sent to.  Notices which are required to be sent for information purposes are required to be sent, but for the purposes of determining the time when receipt of a notice is effective hereunder it is the time of receipt of the primary notice which is relevant.

10.4  Further Assurances.  After the Closing Time, at the Purchaser's request, without further consideration but at the expense of the Purchaser, the Vendor will execute and deliver or cause to be executed and delivered such other instruments of conveyance and transfer as the Purchaser reasonably may request to more effectively vest the Assets in the Purchaser.

10.5  Amendments and Waivers.  No supplement, modification, waiver or termination of this Agreement will be binding unless executed in writing by the Party to be bound thereby.  No waiver of any provision of this Agreement will be deemed or will constitute a waiver of any other provision hereof (whether or not similar) nor will a waiver constitute a continuing waiver unless otherwise expressly provided.

10.6  Transfer Taxes.  The Purchaser will bear all sales, use, property, land transfer, business transfer, commodity and other taxes (other than income taxes imposed on the Vendor), registration, recording and title transfer and processing fees and duties, levies and other governmental charges incurred with respect to the transfer of the Assets to the Purchaser and the transactions undertaken pursuant to Article II.

10.7  Enurement.  This Agreement will enure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns.

10.8  No Shopping.  The Vendor agrees that it will not, nor will it permit any of its officers, directors, employees, affiliates, agents, consultants, advisors or representatives, to solicit, initiate, encourage or participate in any discussions or negotiations with any Third Party concerning any sale of any material portion of the Assets prior to the earlier of:

(a)

Closing; and

(b)

such time as this Agreement will have been terminated or it has been determined that Closing will not occur,

without first discussing such discussions or negotiations with the Purchaser, and obtaining the consent of the Purchaser thereto.

10.9  Entire Agreement.  The provisions contained in any and all documents and agreements collateral hereto will at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement will prevail.  No amendments will be made to this Agreement unless in writing, executed by the Parties.  This Agreement supersedes both the Agreement in Principle dated November 12, 2003 between the Parties and all other agreements, documents, writings and verbal understandings and expresses the entire agreement of the Parties with respect to the subject matter hereof.

10.10  Governing Law.  This Agreement will, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and applicable laws of Canada and will, in all respects, be treated as a contract made in the Province of Alberta.

10.11  Time is of Essence.  Time is and will be of the essence in this Agreement.

10.12  Remedies Cumulative.  No reference to or exercise of any specific right or remedy by a Party hereunder will prejudice or preclude such Party from exercising or invoking any other remedy in respect thereof, whether allowed at law or in equity or expressly provided for herein.  No such remedy will be exclusive or dependent upon any other such remedy but each Party may exercise any one or more of such remedies independently or in combination.

ARTICLE XI  - CLOSING

11.1

The Parties agree to use their commercially reasonable best efforts to cause to be met all requisite conditions precedent to Closing as soon as reasonably practicable, and to cause Closing to occur as soon as possible following the completion of all conditions precedent thereto.  If, for any reason, Closing has not occurred on or before February 28, 2004, then either Party may, by notice to the other, terminate this Agreement and thereupon each Party will be released from all obligations hereunder, and neither Party will have any claim against the other for any cause, matter or thing arising out of this Agreement.

IN WITNESS WHEREOF this Agreement has been duly executed by each Party as of the date first above written.

CDG INVESTMENTS INC. “James Devonshire” Per: President	TYLER RESOURCES INC. “Jean Pierre Jutras” Per: President

SCHEDULE "A"

MINERAL CLAIMS

BAHUERACHI PROPERTY

Concession	Title Number	Area (Ha)	Date Issued	Expiry	Type
Bahuerachi	T 211761	500	2000	July 2050	Exploitation
Bahuerachi Dos	T 215572	2788	2002	March 2052	Exploitation
Bahuerachi Tres	T 215511	30	2002	February 2008	Exploration

SCHEDULE "B"

Joint Venture Agreement